Exhibit 4.2

FORM OF AMENDMENT NUMBER ONE TO SHARE REMUNERATION PLAN FOR BBVA GROUP MANAGEMENT AND CERTAIN RISK FUNCTIONS IN THE UNITED STATES

AMENDMENT NUMBER ONE
TO THE SHARE REMUNERATION PLAN FOR BBVA GROUP MANAGEMENT
AND CERTAIN RISK FUNCTIONS IN THE UNITED STATES

The Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States, effective as of November 15, 2011 (the “Plan”), is hereby amended as follows:

(1)  The first sentence of Section 5 is removed in its entirety, and in lieu thereof, the following sentence is substituted in its place:

“The total number of ADSs reserved and available for distribution under the Plan shall be 4,677,800.”

(2)  The last sentence of Subsection 9(g) is removed in its entirety, and in lieu thereof, the following sentence is substituted in its place:

“The Committee or the board of directors of Compass may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant or permitted transferee without his or her consent, except and unless such prospective or retroactive amendment is, in the good faith belief of the Committee, necessary to comply with any applicable state, federal or foreign law, including without limitation any such law applicable to the Company or Compass.”

(3) All other provisions of the Plan shall remain in full force and effect.